EXECUTION COUNTERPART



                    AMENDMENT AGREEMENT


          This AMENDMENT AGREEMENT (this "Agreement" or this "Amendment"), dated as of December 31, 1995, is entered into by and among DRAVO CORPORATION, a Pennsylvania corporation ("Dravo"), DRAVO LIME COMPANY, a Delaware corporation ("Lime"), DRAVO BASIC MATERIALS COMPANY, INC., an Alabama corporation ("Basic", together with Lime referred to herein as the "Companies"), FIRST ALABAMA BANK, a subsidiary of Regions Financial Corporation ("FAB"), PNC BANK, NATIONAL ASSOCIATION (formerly known as Pittsburgh National Bank) ("PNC"), BANK OF AMERICA ILLINOIS (formerly known as Continental Bank and Continental Bank N.A.) ("BAI"; FAB, PNC and BAI collectively referred to herein as "Banks"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential" and the Banks collectively referred to as "Lenders" and each a "Lender"), and FAB, as agent for the Banks (in such capacity, together with its successors and assigns, the "Agent") and BAI, as documentation agent for the Banks (in such capacity, together with its successors and assigns, the "Documentation Agent").


                 PRELIMINARY STATEMENTS

          (1) The Companies, Dravo and the Lenders have entered into an Override Agreement, dated as of January 21, 1992, as amended by the First Amendment to Override Agreement, dated March 10, 1993, the Second Amendment to Override Agreement, dated as of March 7, 1994, the Amendment Agreement, dated as of August 1, 1994 and the Amendment Agreement, dated as of January 3, 1995 (as so amended, the "Override Agreement"). In addition, the Companies, the Agent and the Lenders have entered into an Amended and Restated Revolving Credit Agreement, dated as of January 21, 1992, as amended by the First Amendment to Amended and Restated Revolving Credit Agreement, dated as of March 7, 1994, by the Amendment Agreement dated as of August 1, 1994 and the Amendment Agreement dated as of January 3, 1995 (as so amended, the "Revolving Credit Agreement"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Override Agreement, as amended hereby.

          (2) The parties hereto desire to amend the Revolving Credit Agreement, the Override Agreement and certain other Operative Documents to reflect certain covenant changes, among other things.

          NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:


                       ARTICLE I

         FIFTH AMENDMENT TO OVERRIDE AGREEMENT

          SECTION 1.01.  Amendments to Override Agreement.  The
     Override Agreement shall be, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in
     Section 4.01 hereof, amended as follows:

          (a) Amendments to Article IV. Article IV shall be amended as follows:

               (i) Section 4.01(a) is amended by deleting the word "and" and the semicolon following clause (viii), adding a period at the end of clause (viii), and deleting in its entirety the following clause (ix):

                    "(ix)     promptly upon receipt or transmission
                    thereof, a copy of each report (financial or otherwise), notice (including, without limitation, any notice disclosing any default), certificate or statement received or provided by it or any of its Subsidiaries pursuant to any Transaction Document, to the extent not provided to the Lenders by any Dravo Party pursuant to clauses (i) through (viii) above."

               (ii) Section 4.01(b) is amended by deleting in its entirety the phrase "(other than Lime SPV)" in each place in which it appears therein;

               (iii) Section 4.01(b) is further amended by deleting in its entirety the following sentences at the end thereof:

               "The inspection rights of the Lenders with respect to
                    Lime SPV shall be governed by the Master Common Facilities Agreement as in effect on the Initial Funding Date. Each of the Dravo Parties further covenants that, so long as a Lender shall hold any Note or Notes or any Secured Obligation shall remain outstanding, it will permit one of the Lenders and its representatives to perform an annual collateral audit with respect to the Collateral, at the expense of the Dravo Parties, which collateral audit shall be conducted in accordance with such Lender's then existing practices and procedures relating to collateral audits."

               (iv) Section 4.01(d) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, the SPV General Partner and the SPV Limited Partner)".

               (v) Section 4.01(e) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, the SPV General Partner and the SPV Limited Partner)".

               (vi) Section 4.01(f) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, the SPV General Partner and the SPV Limited Partner)".

               (vii) Section 4.01(g) is amended by deleting in its entirety the parenthetical phrase "(other than Discontinued Subsidiaries, Lime SPV, the SPV General Partner and the SPV Limited Partner)" in each place in which it appears therein and substituting therefor in each case the new parenthetical phrase "(other than Discontinued Subsidiaries)".

               (viii) Section 4.01(h) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, the SPV General Partner and the SPV Limited Partner)".

               (ix) Section 4.01(l) is amended by deleting in its entirety the parenthetical phrase "(other than any properties acquired by Lime SPV for use in the Project)".

               (x) Section 4.01 is amended by deleting in its entirety each of the following subsections (m), (n), (o),
               (p), (q), (r) and (s) and relettering subsections (t), (u),
               (v), (w) as (m), (n), (o) and (p), respectively.

                    "(m)  Direct Ownership of Lime SPV, the SPV
                    General Partner and the SPV Limited Partner. Lime shall maintain direct 100% ownership of all capital stock (other than the Class B Common Stock of the SPV General Partner) of the SPV General Partner and the SPV Limited Partner, and shall cause the SPV General Partner and the SPV Limited Partner to maintain direct 100% ownership of all of the partnership interests of Lime SPV.

                    (n)  Lime SPV, SPV General Partner and SPV
                    Limited Partner Organizational Documents. Lime shall not, without the prior written consent of the Lenders, permit Lime SPV, the SPV General Partner and the SPV Limited Partner to amend, supplement, replace, restate or otherwise modify any of the organizational documents of such Person, including, without limitation, (i) the limited partnership agreement and certificate of limited partnership of Lime SPV and
                    (ii) the articles of incorporation of the SPV General Partner and the SPV Limited Partner.

                    (o)  Issuance of Additional Capital Stock by
                    the SPV General Partner and the SPV Limited Partner. Except for (i) one share of Class B Common Stock issued by the SPV General Partner to PruPower and (ii) any shares of capital stock issued by the SPV General Partner and the SPV Limited Partner to Lime on or before the Initial Funding Date, Lime shall not permit the SPV General Partner or the SPV Limited Partner to issue, sell or otherwise dispose of (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) any shares of any class of its capital stock.

                    (p)  Distributions Under Deposit and
                    Disbursement Agreement. Lime shall cause Lime SPV, the SPV General Partner and the SPV Limited Partner to distribute immediately to Lime all funds received by Lime SPV pursuant to the Deposit and Disbursement Agreement.

                    (q)  Amendments to Master Common Facilities
                    Agreement and Deposit and Disbursement Agreement.
                    Lime shall not, without the prior written consent of the Lenders, enter into any amendment of (i) the provisions of the Master Common Facility Agreement set forth in Section 9.1 of the Project Intercreditor Agreement or (ii) the requirement set forth in Section 2.2(b)(ii) of the Deposit and Disbursement Agreement that Lime shall receive all remaining amounts after all other required payments (including, without limitation, required payments resulting from any amendment to said Section 2.2(b)(ii)) have been made pursuant thereto.

                    (r)  Replacement of Lime as Operator of the
                    Black River Facility. Lime agrees and acknowledges that the Lenders shall have the right to replace Lime as the operator of the Black River Facility in accordance with the terms of the Master Common Facilities Agreement.

                    (s)  Indemnity of Lime SPV Against Lime.
                    Notwithstanding anything to the contrary contained in the Master Common Facilities Agreement, Lime (in its capacity as "Operator" thereunder) shall have no obligation to indemnify Lime SPV with respect to any amounts due and payable on the Notes (as defined in the Note Purchase Agreement) (including, without limitation, any principal, interest, fees or Make-Whole Amount (as defined in the Note Purchase Agreement)), except to the extent of any amounts realized upon the sale, foreclosure or other disposition of the Shared Collateral (as defined in Annex A to the Project Intercreditor Agreement)."

               (xi) Section 4.02(b) is amended in its entirety to read as follows:

                    "Fixed Charge Test. Dravo shall cause the Fixed Charge Coverage Ratio of Dravo and its Subsidiaries as at the end of each of Dravo's fiscal quarters to equal or exceed 1.25 from the Effective Date to and including December 31, 1996 and 1.5 thereafter.

          (b) Amendments to Article V. Article V shall be amended as follows:

               (i)  Section 5.01(a), Working Capital and Current
               Ratio Requirements, is amended by deleting such Section in its entirety and substituting therefor the following new
               Section 5.01(a):

                    "(a) Net Worth Requirement. Dravo will not permit its Consolidated Net Worth at any time to be less than $90,784,000 (the "Base Amount") as of the Effective Date hereof and as of each quarter ending thereafter to be less than a sum equal to the Base Amount plus 50% of Consolidated Net Earnings available to common shareholders (to the extent this is a positive number) for each quarter ending after the Effective Date."

               (ii) Section 5.01(b) is amended in its entirety to read as follows:

                    "(b) Dividend Restrictions.  Dravo shall not:
                    (x) pay or declare any dividend on any class of its stock or make any other distribution on account of any class of its stock (referred to herein collectively as "Dividends") or (y) make, directly or indirectly (including by Subsidiary of Dravo), any Excess Redemption (all Dividends and Excess Redemptions collectively referred to herein as "Dravo Restricted Payments") if such Dravo Restricted Payments, taken together with all other Dravo Restricted Payments made on or after September 30, 1995, would exceed 25% of Consolidated Net Earnings from Continuing Operations after September 30, 1995. There shall not be included in Dravo Restricted Payments (x) Dividends paid, or distributions made, in stock of Dravo; or
                    (y) exchanges of stock of one or more classes of Dravo for common stock of Dravo or for stock of Dravo of the same class, except to the extent that cash or other value is involved in such exchange; or (z) the payment of regularly scheduled dividends on the Shares or the Preference Stock Series B originally issued to the Mechling estate (the "Mechling Shares"). The term "stock" as used in this Section 5.01(b) shall include warrants or options to purchase stock.
                    Notwithstanding the foregoing, Dravo shall not make a Dravo Restricted Payment if a Default or Event of Default has occurred or would occur as a result of such Dravo Restricted Payment. As used herein, the term "Excess Redemption" means any redemption, purchase or other acquisition of any shares of the capital stock (including without limitation any preferred stock) of Dravo in an amount exceeding the cash proceeds received by Dravo in connection with any issuance or sale of any capital stock of Dravo (net of all reasonable costs and expenses incurred by Dravo in connection with such issuance of capital stock) occurring after September 30, 1995.

               (iii) Section 5.01(c) is amended in its entirety to read as follows:

                    "(c) Debt. Dravo shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist:

                         (i)  any Debt in excess of 50% of Dravo
                         Consolidated Net Tangible Assets from the
                         Effective Date hereof to and including
                         December 31, 1996 and 45% of Dravo Consolidated Net Tangible Assets thereafter; or

                         (ii) any Debt so that the ratio of Debt
                         to EBDIAT would exceed 3.25 to 1.0 from the Effective Date hereof to and including December 31, 1996 and 3.0 to 1.0 thereafter.

               (iv) Section 5.01(d) is amended by deleting the phrase "(other than (A) the Secured Obligations, (B) any Debt incurred in connection with the Project pursuant to the Note Purchase Agreement and the other Financing Documents and (C) any Debt permitted by Section 5.01(e) hereof)" in its entirety and substituting therefor the new phrase "(other than the Secured Obligations)".

               (v) Section 5.01 is amended by deleting in its entirety the following subsection (e):

                    "(e) Maximum Project Debt. Dravo shall not permit Lime SPV, the SPV General Partner and the SPV Limited Partner to create, incur, assume or suffer to exist at any time subsequent to the Initial Funding Date, any Debt for borrowed money or any guaranties of Debt for borrowed money (other than the outstanding principal amount of the Notes (as defined in the Note Purchase Agreement), which in no event shall exceed $50,000,000) in an aggregate amount in excess of the sum of (i) $10,000,000, (ii) the amount of any Debt incurred to finance capital expenditures required to enable such Persons to comply with Applicable Law (including, without limitation, Environmental Laws (as defined in the Note Purchase Agreement)) and (iii) the amount of any Debt incurred by such Persons upon the occurrence and during the continuance of an Event of Default (as defined in Annex A to the Project Intercreditor Agreement)."

               (vi) Section 5.02(a) is amended by deleting such
               Section in its entirety.

               (vii)     Section 5.02(b) is amended by deleting such
               Section in its entirety.

               (viii) Section 5.02 is amended by deleting in its entirety the following subsection (d) at the end thereof:

                    "(d) Lime shall not permit Lime SPV to enter into any lime supply agreements other than (i) Economically Similar Contracts (as defined in Annex A to the Project Intercreditor Agreement) and (ii) other lime supply agreements that are approved in writing by the Lenders."

               (ix) The introductory paragraph of Section 5.03 is amended in its entirety to read as follows:

                    "Section 5.03.  Dravo Parties Negative
                    Covenants. So long as a Lender shall hold any Note or Notes or any Secured Obligation remains outstanding, each of the Dravo Parties shall comply with each of the following:"

               (x) Section 5.03(a)(i)(H) is amended in its entirety to read as follows:

                    "(H)  Liens created or permitted by any
                    Operative Document entered into in connection with this Agreement (including, without limitation, Permitted Liens (as defined in the Note Purchase Agreement)), and"

               (xi) Section 5.03(a)(ii) is amended by deleting in its entirety the following proviso at the end thereof:

                    "provided, however, that (a) notwithstanding the foregoing, Lime may (i) make advances to Lime SPV pursuant to Section 1.4(d) of the Master Common Facilities Agreement and (ii) make capital contributions (including, without limitation, the Investment (as defined in the Note Purchase Agreement)) to, and pay any other amount (including, without limitation, any amount required to be paid by Lime pursuant to Section 3.15 of the Lime Security Agreement (as defined in the Note Purchase Agreement) as in effect on the Initial Funding Date) on behalf of, Lime SPV, the SPV General Partner and the SPV Limited Partner (x) on or before the Conversion Date (as defined in Annex A to the Project Intercreditor Agreement) pursuant to the Financing Documents, in an aggregate amount not to exceed the sum of (A) $12,400,000 in the aggregate on the Initial Funding Date and (B) $5,300,000 in the aggregate for amounts required to be contributed by Lime to Lime SPV pursuant to Section 3.15(b) of the Lime Security Agreement (as defined in the Note Purchase Agreement) as in effect on the Initial Funding Date, and (y) from time to time after said Conversion Date, in an aggregate amount not to exceed the lesser of (1) $4,000,000 and (2) the amount disbursed to Lime SPV from the Construction Account (as defined in Annex A to the Project Intercreditor Agreement) on the Conversion Date pursuant to Section 2.1(b) of the Deposit and Disbursement Agreement as in effect on the Initial Funding Date, and (b) the foregoing provisions of this Section 5.03(a)(ii) shall not apply to Lime SPV, the SPV General Partner and the SPV Limited Partner."

               (xii) Section 5.03(a)(iii) is amended by deleting in its entirety the phrase "shall not apply to any Discontinued Subsidiary, Lime SPV, the SPV General Partner or the SPV Limited Partner" and substituting therefor the new phrase "shall not apply to any Discontinued Subsidiary".

               (xiii) Section 5.03(a)(iv) is amended by deleting in its entirety the phrase "except that (1) Lime SPV, the SPV General Partner and the SPV Limited Partner may sell or otherwise dispose of assets in the ordinary course of business (including, without limitation, the sale or other disposition of worn-out or obsolete equipment), (2) Lime SPV, the SPV General Partner and the SPV Limited Partner may sell or otherwise dispose of any assets to the Lenders (on behalf of the Companies) or, in the event that the Lenders have been given a right of first refusal to purchase such assets and have declined to exercise such right, to any other Person, (3) Lime SPV, the SPV General Partner and the SPV Limited Partner may merge or consolidate with or into any Person if the continuing or surviving entity is Lime SPV, the SPV General Partner or the SPV Limited Partner, and
               (4) so long as no Default" and substituting therefor the phrase "except that so long as no Default".

               (xiv) Section 5.03(a)(iv) is further amended by deleting in its entirety the following proviso at the end thereof:

               provided, however, that any decision by the Lenders to
                    purchase assets from Lime SPV, the SPV General Partner or the SPV Limited Partner pursuant to clause (2) above shall be made by the Majority Lenders (provided, that any Lender that does not concur in the decision of the Majority Lenders shall not be obligated to provide any funds for the purchase price of such assets, unless such funds are otherwise available to be borrowed by the Companies from such Lender pursuant to the Revolving Credit Agreement and the Companies so request such borrowing pursuant to the terms thereof);

               (xv) Section 5.03(a)(v) is deleted in its entirety.

          (c) Amendments to Article VI. Article VI shall be amended as follows:

               (i) Section 6.01(c) is amended by deleting in its entirety from the first and second line thereof the parenthetical phrase "(other than Lime SPV, SPV General Partner and SPV Limited Partner)" and from the seventeenth and eighteenth lines thereof the phrase "other than Lime SPV, SPV General Partner and SPV Limited Partner".

               (ii) Section 6.01(e) is amended by deleting the references to "4.01(m)" and "4.01(o)".

               (iii) Section 6.01(g) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, SPV General Partner and SPV Limited Partner)".

               (iv) Section 6.01(h) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, SPV General Partner and SPV Limited Partner)".

               (v) Section 6.01(i) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, SPV General Partner and SPV Limited Partner)" in each place in which it appears therein.

               (vi) Section 6.01(j) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, SPV General Partner and SPV Limited Partner)" in each place in which it appears therein.

               (vii) Section 6.01(l) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, SPV General Partner and SPV Limited Partner)".

               (viii) Section 6.01(m) is amended by deleting in its entirety the parenthetical phrase "(other than Lime SPV, SPV General Partner and SPV Limited Partner)".

               (ix) Section 6.01(o) is amended in its entirety to read as follows:

                    "(o) at any time, the aggregate commitment for advances (excluding any sublimit or commitment for the issuance of letters of credit) under all revolving credit facilities of the Companies having a revolving term with an expiration date later than six calendar months after such time shall be less than $40,000,000,"

               (x) Section 6.01 is amended by deleting in its entirety each of the following subsections (q), (r) and (s):

                    "(q) an "Event of Default" shall have occurred under the Note Purchase Agreement and the Notes (as defined in the Note Purchase Agreement) shall have been declared due and payable pursuant to the terms thereof; or

                    (r)  any event or condition (unless due to
                    Uncontrollable Forces (as defined in Article 4 of the Master Common Facilities Agreement as in effect on the Initial Funding Date)) affecting the Project (other than the Project Kilns (as defined in Annex A to the Project Intercreditor Agreement)) shall have occurred that has had, or could reasonably be expected to have, a material adverse effect on the operation of the Black River Facility, and either (i) Lime SPV shall not have commenced remedial action, within 60 days after the occurrence of such event or condition, to cure such event or condition in such manner as shall be necessary to cause such adverse effect to cease to be material (or to cause such expectation to cease to be reasonable) or (ii) such remedial action shall not have been completed within 90 days after the occurrence of such event or condition, if reasonably susceptible to cure within such period, or, if not reasonably susceptible to cure within such period, Lime SPV shall not be diligently pursuing the steps necessary to effect such cure; or

                    (s)  Lime shall have failed to make a Capacity
                    Payment (as defined in the Note Purchase Agreement) and the Collateral Agent shall have received a written notice from the Required Holders (as defined in the Note Purchase Agreement) directing it to take action to realize upon the Assigned Lime Contract Collateral (as defined in Annex A to the Project Intercreditor Agreement) as a result of such failure;"

               (xi) Section 6.01 is amended by deleting the phrase "clauses (a) through (f), inclusive, or (k) through (s)" in its entirety and substituting therefor the new phrase "clauses (a) through (f), inclusive, or (k) through (p)".

          (d) Amendment to Article VII. Article VII shall be amended as follows:

               (i) Section 7.01 is amended by deleting in its entirety each of the following subsections (q) and (r):

                    "(q) Ownership of Lime SPV, the SPV General
                    Partner and the SPV Limited Partner. Lime owns directly 100% of all capital stock (other than one share of Class B Common Stock of the SPV General Partner that is owned by PruPower) of the SPV General Partner and the SPV Limited Partner, and the SPV General Partner and the SPV Limited Partner own directly 100% of the partnership interests of Lime SPV.

                    (r)  Project Improvements.  The real estate
                    improvements described in Exhibit A to the Improvements Deed, dated as of August 1, 1994, between Lime and Lime SPV, have been constructed for use by the Project and were purchased with proceeds from the issuance of the Construction Notes and with additional funds made available to Lime SPV as equity contributions."

               (ii) Section 7.01 is further amended by adding as a new subsection (q) the following:

                    "(q) The Dravo Parties shall fail on or prior to February 15, 1996 to grant to the Collateral Agent on behalf of the Lenders a first-priority lien and/or security interest in the property described in
                    Schedule 7.01(q) under security agreements, mortgages and other instruments satisfactory to Lenders, together with such opinions and other requirements deemed necessary by the Lenders.

          SECTION 1.02. Amendments to Appendix A. Appendix A shall be amended as follows:

          (a) The definition "Consolidated Net Earnings" is amended in its entirety to read as follows:

               "Consolidated Net Earnings" shall mean the consolidated net income (as determined in accordance with GAAP), without giving effect to any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, any extraordinary gains (except for gains resulting from the use of net operating loss carryforwards), any items of gain (or plus any items of loss) that were included in determining such consolidated net income and were not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), any equity of such Person or any of its Subsidiaries in the unremitted earnings of any corporation which is not a Subsidiary, any earnings of any Person acquired by such Person or any of its Subsidiaries through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any of its Subsidiaries at the date of acquisition over the cost of the investment in such, all determined in accordance with GAAP; provided, however, that any increase in earnings arising out of the recognition after December 31, 1994 of a deferred tax asset in an amount not to exceed $27,000,000 in the aggregate and any deduction from earnings or equity from the write off of any prepaid pension assets in an amount not to exceed $27,000,000 in the aggregate shall not be taken into account in determining Consolidated Net Earnings.

          (b) The definition "Discontinued Operations Fixed Charge Coverage Ratio" is amended by deleting such definition in its entirety.

          (c) The definition "Fixed Charge Coverage Ratio" is amended in its entirety to read as follows:

               "Fixed Charge Coverage Ratio" shall mean, for any fiscal quarter of Dravo, the ratio obtained by dividing
               (a) EBITDAR of Dravo and its Subsidiaries for the three immediately preceding fiscal quarters of Dravo and the quarter of determination (the "Relevant Preceding Period") by (b) the sum of: (i) the amount of interest paid or accrued (including all imputed or capitalized interest) on all Debt of Dravo and its Subsidiaries during the Relevant Preceding Period (including all imputed interest on Capitalized Lease Obligations), plus (ii) all installments of Funded Debt (excluding the indebtedness incurred by the Companies under the Revolving Credit Agreement) scheduled to become due in the immediately succeeding four fiscal quarters of Dravo (the "Relevant Succeeding Period"), plus
               (iii) the regularly scheduled dividends to be paid to the holders of the Shares or any other preferred stock of Dravo or any of its Subsidiaries during the Relevant Succeeding Period, plus (iv) the regularly scheduled redemptions of the Shares or any other preferred stock, if any, of Dravo or any of its Subsidiaries to be made by Dravo during the Relevant Succeeding Period, plus (v) net rentals as reflected on the most recently delivered financial statements.

          (d) The definition "Funded Debt" is amended in its entirety to read as follows:

               "Funded Debt shall mean, without duplication, any:

                    (i) obligation payable more than one year from the date of the creation thereof, which under GAAP is shown on the balance sheet as a liability (including without limitation Capitalized Lease Obligations and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation), plus

                    (ii) the aggregate amount of indebtedness of public authorities incurred in connection with industrial revenue bond and pollution control revenue bond financings of plant facilities or equipment to be leased to or operated by such Person, plus

                    (iii)     all off-balance sheet indebtedness
                    (including without limitation guaranty obligations and indebtedness incurred in connection with sale/leaseback transactions), other than obligations under operating leases, plus

                    (iv) all Guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person, plus

                    (v)  obligations under any other contract in
                    connection with any borrowed money which in effect is substantially equivalent to a Guaranty."

          (e) The definition "Notes" is amended by deleting in its entirety the phrase "the Additional Notes".

          (f) The definition "Operative Documents" is amended by deleting in its entirety the phrase "the SPV Stock Pledge Agreement, the SPV Partner Pledge Agreement, the Project Intercreditor
     Agreement, the Assignment and Security Agreement," immediately following the phrase "the Basic Mortgage," and inserting the punctuation and phrase ", the Dravo Guaranty" immediately following the phrase "the Environmental Indemnity Agreement".

          (g) The definition "Security Documents" is amended by deleting in its entirety the phrase "the SPV Stock Pledge Agreement, the SPV Partner Pledge Agreement, the Assignment and Security Agreement," immediately following the phrase "the Basic Mortgage,".

          (h) The following new definitions shall be inserted in alphabetical order in Appendix A:

               "Consolidated Net Worth" shall mean, for any Person, the Consolidated stockholders' equity, as defined in accordance with GAAP, plus the book value of the Shares, plus charges for additional minimum liabilities related to qualified pension plans, provided however, that any increase in Consolidated Net Worth arising out of the recognition after December 31, 1994 of a deferred tax asset in an amount not to exceed $27,000,000 in the aggregate and any deduction in Consolidated Net Worth from the write off of any prepaid pension assets in an amount not to exceed $27,000,000 in the aggregate shall not be taken into account in determining Consolidated Net Worth.

               "Dravo Guaranty" shall mean that certain Guaranty
               Agreement dated as of December 31, 1995, executed in favor of the Collateral Agent on behalf of the Lenders, as it may be amended, modified or supplemented from time to time in accordance with its terms.

               "EBITDAR" shall mean, for any period, Consolidated Net Earnings from Continuing Operations adjusted by adding thereto the amount of all amortization of intangibles, interests, taxes (after taking into account the use of net operating loss carryforwards), depreciation and rents that were deducted in arriving at Consolidated Net Earnings for such period.

               "Effective Date" shall mean October 1, 1995.

          (i) Each of the following definitions shall be deleted in its entirety:

               "Additional Notes" shall mean those certain Revolving
               Notes attached as Exhibits A-5, A-6, A-7 and A-8 to the Revolving Credit Agreement, executed by each of Basic and Lime in favor of each of the Lenders, respectively, and each Note delivered in substitution or exchange for any such Note.

               "Assignment and Security Agreement" means the Assignment and Security Agreement, dated as of August 1, 1994, by Lime in favor of the Collateral Agent, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

               "Black River Facility" shall have the meaning set forth in Annex A to the Project Intercreditor Agreement.

               "Construction Notes" shall have the meaning set forth in the Note Purchase Agreement.

               "Deposit and Disbursement Agreement" shall mean the Deposit and Disbursement Agreement, dated as of August 1, 1994, among Wilmington Trust Company, as Collateral Agent, Wilmington Trust Company, as Disbursement Agent, and Lime SPV, as said Agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof and the terms of the other Transaction Documents.

               "Financing Documents" shall have the meaning set forth in Annex A to the Project Intercreditor Agreement.

               "Initial Funding Date" shall have the meaning set forth in the Note Purchase Agreement.

               "Lime SPV" shall mean Dravo Black River Limited
               Partnership, a Delaware limited partnership.

               "Master Common Facilities Agreement" shall mean that certain Master Common Facilities Agreement, dated as of August 1, 1994, between Lime and Lime SPV, as said Agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof and the terms of the other Transaction Documents.

               "Note Purchase Agreement" shall mean that certain Note Purchase Agreement, dated as of August 1, 1994, by and between Lime SPV and PruPower, as said Agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof and the terms of the other Transaction Documents.

               "Project" shall have the meaning set forth in Annex A to the Project Intercreditor Agreement.

               "Project Intercreditor Agreement" shall mean the Intercreditor Agreement, dated as of August 1, 1994, by and among Wilmington Trust Company, PruPower, the Collateral Agent, FAB, PNC, BAI and Prudential, as consented to and acknowledged by Lime and Lime SPV, as such Agreement may be amended, modified or supplemented from time to time in accordance with its terms.

               "Prudential" shall mean The Prudential Insurance
               Company of America, acting through Prudential Capital Group, and its successors and assigns.

               "PruPower" shall mean The Prudential Insurance Company of America, as purchaser of the Construction Notes of Lime SPV pursuant to the Note Purchase Agreement, and its successors and assigns.

               "SPV General Partner" shall mean DBR General Inc., a Delaware corporation.

               "SPV Limited Partner" shall mean Dravo Black River
               Limited Inc., a Delaware corporation.

               "SPV Partner Pledge Agreement" shall mean the Partner Security Agreement, dated as of August 1, 1994, by the SPV General Partner and the SPV Limited Partner in favor of the Collateral Agent, as it may be amended, modified or supplemented from time to time in accordance with its terms.

               "SPV Stock Pledge Agreement" shall mean the Stock
               Pledge Agreement, dated as of August 1, 1994, by Lime in favor of the Collateral Agent, as it may be amended, modified or supplemented from time to time in accordance with its terms.

               "Transaction Documents" shall have the meaning set forth in Annex A to the Project Intercreditor Agreement.

               "Unavailable Cash" shall mean any and all Project
               Revenues (as defined in Annex A of the Project Intercreditor Agreement) that, pursuant to the terms of the Deposit and Disbursement Agreement or any other Transaction Document, are not available for distribution to Lime (other than any amounts paid for Debt Service (as defined in Annex A to the Project Intercreditor Agreement) and Operation and Maintenance Costs (as defined in Article 4 of the Master Common Facilities Agreement as in effect on the Initial Funding Date)); provided, however, that Unavailable Cash shall include any expenditures made by Lime SPV for Capital Additions or Modifications (as defined in Article 4 of the Master Common Facilities Agreement as in effect on the Initial Funding Date), or for any adjustments, alterations or other physical changes to the Project of any kind whatsoever, in excess of $1,500,000 in any calendar year to the extent that such excess was not funded with (i) additional Debt of Lime SPV or (ii) any equity contribution by Lime to Lime SPV made in accordance with Section 5.03(a)(ii) of the Override Agreement.


                       ARTICLE II

                   FIFTH AMENDMENT TO
               REVOLVING CREDIT AGREEMENT

          SECTION 2.01. Amendments to Revolving Credit Agreement. The Revolving Credit Agreement shall be, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4.01 hereof, amended as follows:

          (a) Amendments to Article I. Article I shall be amended as follows:

               (i) Section 1.1 is amended in its entirety to read as follows:

               "SECTION 1.1.  Revolving Line of Credit Facility.
               (a) Commitment. Subject to all the terms and conditions hereof, including without limitation Section 1.3, and so long as there shall exist no Event of Default or Default, Lenders, subject to the terms and conditions hereof, agree to lend to Borrowers such sums as Borrowers may request, from time to time, and at any time, on a revolving basis until July 31, 1997 (as such date may be extended pursuant to Section 1.9, the "Maturity Date"), provided that, after giving effect to the making of any such loans and the issuance of any Letter of Credit, the aggregate principal amount of outstanding revolving line of credit loans (including any loans deemed to be made pursuant to Section 11.2 as a result of a drawing on any Letter of Credit) plus the Stated Amount of all outstanding Letters of Credit (calculated after giving effect to any such drawing) made pursuant to this Agreement shall not at any time exceed the sum of SIXTY-FIVE MILLION AND NO/100THS DOLLARS ($65,000,000.00), and provided further that the aggregate principal amount of outstanding revolving line of credit loans (including any loans deemed to be made pursuant to Section 11.2 as a result of a drawing on any Letter of Credit) plus the Stated Amount of all outstanding Letters of Credit (calculated after giving effect to any such drawing) made by a Lender pursuant to this Agreement shall not exceed the maximum limitation for each Lender shown opposite the name of each Lender and designated the "Revolving Line of Credit and Letters of Credit Facilities Combined" on
               Schedule I attached hereto and made a part hereof (calculated after giving effect to any termination of a Lender's Commitment (as defined in Section 1.9) pursuant to
               Section 1.9). All such revolving loans shall be referred to herein as the "Revolving Line of Credit". Subject to the terms and conditions hereof, advances under the Revolving Line of Credit, with respect to a Base Rate Loan, shall be equal to at least ONE HUNDRED THOUSAND AND NO/100THS DOLLARS ($100,000.00) or an integral multiple thereof and with respect to a Eurodollar Rate Loan, shall be equal to at least FIVE MILLION AND NO/100THS DOLLARS ($5,000,000.00) or an integral multiple of $1,000,000. Subject to all the terms and conditions hereof, Borrowers may borrow, repay and reborrow at any time or from time to time from the date hereof to but excluding July 31, 1997 (unless extended in writing pursuant to Section 1.9) or the termination of the revolving aspects of this Agreement with respect to advances pursuant to Section 8.1, whichever is earlier.

               (b)  Conversion to Term Loan.

               (i) The Borrowers may, on the Maturity Date and so long as no Event of Default has occurred and is continuing, elect to convert (the "Term Loan Option") all or a portion of the Revolving Line of Credit outstanding on the Maturity Date in an amount not to exceed SEVENTEEN MILLION AND NO/100THS DOLLARS ($17,000,000.00) and in no event less than $10,000,000 (the "Converted Amount") into a Term Loan (the "Term Loan").

               (ii) If the Borrowers exercise the Term Loan Option, interest on the Term Loan shall accrue at a rate per annum as specified in Section 9.3. The Term Loan shall be repaid in 20 substantially equal quarterly installments, due and payable on the last day of January, April, July and October of each year and shall be due and payable in full on July 31, 2002.

               (iii) The notice, if any, of the exercise of the Term Loan Option shall be submitted by the Borrowers in writing to the Agent at least 60 Business Days prior to the Maturity Date, and shall specify the portion of the Revolving Line of Credit for which the Term Loan Option is being exercised and the initial Interest Period, if any. Any notice shall be irrevocable once given.

               (iv) On the date of conversion to a Term Loan, the Borrowers shall pay to Lenders in immediately available funds a fee equal to .25 of 1% of the Converted Amount. Such fee shall be shared pro rata by Lenders.

               (c)  Notes.

               (i) Revolving Notes. All sums advanced pursuant to the Revolving Line of Credit shall be payable, as to both principal and interest, and shall bear interest, at the rate and in the manner provided herein and in the Revolving Notes of Borrowers, copies of which are attached hereto, marked Exhibits A-1, A-2 and A-3, and expressly made a part hereof as though fully set forth herein (the "Revolving Notes"). Borrower shall execute and deliver to Lenders the Revolving Notes in an aggregate sum of SIXTY-FIVE MILLION AND NO/100THS ($65,000,000.00) DOLLARS; provided, however, the liability of Borrowers to Lenders for the principal indebtedness of the Revolving Line of Credit shall be limited to the net principal amount actually advanced by Lenders to Borrowers under the Revolving Notes. All advances under the Revolving Note shall be evidenced by Lenders' records with respect to such advances, which records shall be prime facie evidence as to the amount at any time due such Lender hereunder. All advances under the Revolving Line of Credit shall be made pursuant to the procedures set forth hereinbelow in Article IX. Borrowers irrevocably authorize Lenders to disburse any Revolving Line of Credit loans made hereunder for the account of the Borrowers either to Lime or to Dravo Natural Resources Company ("DNRC") pursuant to the DNRC Agency Agreement.

               (ii) Term Notes. All sums advanced pursuant to the Term Loan Option shall be payable, as to both principal and interest, and shall bear interest, at a rate and in the manner provided herein and the Term Notes, executed and delivered by each of the Borrowers and in form and substance satisfactory to each of the Lenders (the "Term Notes").

          (ii) The fourth sentence of Section 1.3 is amended by deleting the date "April 30, 1996" and substituting therefor the date "July 31, 1997".

          (iii) The last sentence of Section 1.5 is amended by deleting the date "June 30" and substituting therefor the date "July 31".

          (iv) The first sentence of Section 1.6 is amended by deleting the figure "$75,000,000" and substituting therefore the figure "$65,000,000".

          (v) Section 1.9(a) is amended in its entirety to read as follows:

                    "(a) At least 10 but not more than 60 days before each May 31, commencing May 31, 1996, the Borrowers may, by delivering a written request to the Agent (each such request being irrevocable), request that each Lender extend for one year the Maturity Date with respect to such Lender's Revolving Line of Credit commitment and commitment to issue (or cause to be issued) Letters of Credit (such commitments referred to herein collectively, with respect to each Lender, as such Lender's "Commitment"). The Agent shall, upon its receipt of such a request, promptly notify each Lender thereof, and request that each Lender promptly advise the Agent of its approval or rejection of such request."

          (b) Amendment to Article V. Section 5.1(b)(1) is amended by deleting the phrase "and in the Note Purchase Agreement" immediately following the phrase "the representations and warranties of the Dravo Parties set forth herein".

          (c) Amendments to Article IX. Article IX shall be amended as follows:

                    (i) Section 9.1 is amended by deleting in its entirety each of the following subsections (c), (d) and (e):

                    (c)  Notwithstanding subsections (a) and (b)
                    above, in the event that any Lender does not agree to provide any funds (to the extent that such funds are not otherwise available to be borrowed by the Borrowers from such Lender pursuant to this Agreement) for (i) the cure of any defaults pursuant to Article
                    6 of the Project Intercreditor Agreement or (ii) the purchase price of any assets sold by Lime SPV in connection with the exercise by the Lenders of any right of first refusal pursuant to Section 5.03(a)(iv)(2) of the Override Agreement, the Lenders that agree to provide such funds (the "Funding Lenders") shall advance such funds on a pro rata basis, based on the proportion of each Funding Lender's Commitment to the aggregate amount of the Commitments of the Funding Lenders. So long as no Event of Default shall have occurred and be continuing, notwithstanding Section 11.7, any amounts of principal prepaid or repaid by the Borrowers pursuant to this Agreement shall be applied, first, to the repayment of all advances made by the Funding Lenders pursuant to clauses (i) and (ii) above (on a pro rata basis based on the amount of advances made by each of the Funding Lenders) and second, to the repayment of all other amounts owing to the Lenders hereunder (on a pro rata basis in accordance with their respective percentages set forth in subsection
                    (a) above), in each case otherwise in accordance with this Agreement. Upon the occurrence and during the continuance of an Event of Default, any amounts of principal prepaid or repaid by the Borrowers or otherwise realized pursuant to any Security Document shall be applied on a pro rata basis in accordance with the percentages of the Lenders set forth in subsection (a) above. Any funds provided by a Funding Lender pursuant to clauses (i) and (ii) above shall be deemed to be a Revolving Line of Credit advance made by such Lender to the Borrowers, and the Borrowers shall be obligated to repay such advances pursuant to the terms hereof. In furtherance of the foregoing, any purchase of assets pursuant to clause (ii) above shall be made on behalf of Lime, and Lime shall be the legal and beneficial owner of such assets.

                    (d)  In connection with any advances made by
                    the Funding Lenders pursuant to subsection (c) above, the Companies shall execute such agreements, documents and instruments (including, without limitation, additional promissory notes), and take such further actions, as any Funding Lender may reasonably request.

                    (e) Notwithstanding anything to the contrary contained herein, in order to effect the cure of any default pursuant to Article 6 of the Project Intercreditor Agreement, the Lenders shall have the right (but not the obligation) to advance funds on behalf of the Borrowers and to make any payments directly to any Persons (other than the Borrowers) to the extent necessary to cure such default.

               (ii) Section 9.2 is amended in its entirety to read as follows:

                    "SECTION 9.2.  Manner of Revolving Line of
                    Credit Participation. Unless otherwise specifically provided in this Agreement, Agent shall receive from Borrowers at least three business days', with respect to Eurodollar Rate Loans, and one business day, with respect to Base Rate Loans, prior written, telex, telecopier or telegraphic notice of Borrowers' intention to borrow hereunder, specifying the date, the total amount of the loan that Borrowers request under this Agreement, the type of loan and if a Eurodollar Rate Loan, the Interest Period therefor. Upon receipt of such request from Borrowers, Agent shall forthwith give Lenders (excluding itself if Agent is also a Lender) telex, telecopier or telegraphic notice of Borrower's request and shall specify the amount of each such Lender's proposed participation in the loan based on the information each Lender has furnished Agent with respect to the outstanding Revolving Line of Credit loans made by each Lender and the outstanding Letters of Credit applicable to each Lender. Unless Lenders correct said information prior to funding, which correction shall be confirmed in writing by such Lender to Agent, the Lenders shall deposit such amount, or cause such amount to be deposited, with Agent in lawful money of the United States of America in immediately available funds by 11:00 A.M. (Central time) on the date of the proposed loan by wire transfer to Agent in the case of each Lender that is not Agent, and by deposit with Agent in immediately available funds in the case of a Lender that is also the Agent, and Agent shall thereafter deposit in Borrowers' or DNRC's account or accounts at Agent the requested funds by 11:30 A.M. (Central time) on the date of the proposed loan."

               (iii)     Article IX is further amended by adding
               the following new Sections 9.3 and 9.4 at the end thereof.

                    SECTION 9.3.  Interest.  (a)  Each Borrower
                    shall, and hereby jointly and severally agrees to, pay interest on the unpaid principal amount of each loan from the date of such loan until such principal is paid in full at the applicable rate set forth below.

                    (b)  Rate of Interest.  All loans shall bear
                    interest on the unpaid principal amount thereof from the date such loans are made until paid in full, except as otherwise provided in Section 9.3(e), as follows:

                         (i)  If a Eurodollar Rate Loan, at a rate
                         per annum equal to the sum of (a) the Eurodollar Rate determined for the applicable Interest Period plus (b) the Interest Rate Margin; and

                         (ii) If a Base Rate Loan, at a rate per
                         annum equal to the sum of (A) the Base Rate plus
                         (B) the Interest Rate Margin.

               The applicable basis for determining the rate of
                    interest on the loans shall be selected at the time a borrowing notice or a conversion/continuation notice, as contemplated by subsection (d) below, is delivered by the Borrowers to the Agent. If on any day any loan is outstanding with respect to which notice has not been timely delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day that loan shall be deemed to be a Base Rate Loan.

                    (c)  Interest Payments.

                         (i)  Interest accrued on each Base Rate
                         Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Loan,
                         (B) upon the prepayment thereof in full or in part, (C) upon conversion thereof to a Eurodollar Rate Loan, and (D) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

                         (ii) Interest accrued on each Eurodollar
                         Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan.

                    (d)  Conversion or Continuation.

                         (i)  The Borrowers shall have the option
                         (A) to convert at any time (1) all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans or (2) all or any part of Eurodollar Rate Loans to Base Rate Loans; or (B) to continue all or any part of outstanding Eurodollar Rate Loans, having Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Interest Period of such continued Loans shall commence on such expiration date; provided, however, (I) no portion of any such outstanding Loan may be continued as (and shall be immediately converted into a Base Rate Loan), or be converted into, a Eurodollar Rate Loan (x) if the continuation of, or the conversion into, would violate any of the provisions of Section 9.4 or (y) if an Event of Default has occurred and is continuing, and
                         (II) if the option set forth in clause (B) of this Section is not exercised, in accordance with the terms of this Section 9.3, in respect of a Eurodollar Rate Loan, such Eurodollar Rate Loan shall convert automatically into a Base Rate Loan on the final date of the applicable Interest Period.

                         (ii) To convert or continue a loan, the
                         Borrowers shall deliver a written notice to the Agent at least three business days in advance of the proposed conversion/continuation date. Upon receipt of such request from Borrowers, the Agent shall forthwith give such notice to each Lender. Such notice shall specify the proposed conversion/continuation date (which shall be a business day), the principal amount to be converted/continued, whether such borrowing shall be converted and/or continued, if applicable, and the requested Interest Period. Any notice for conversion to, or continuation of, a loan shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

                    (e)  Certain Defined Terms.  The following
                    capitalized terms used in this Agreement shall have the following meanings:

                    "Base Eurodollar Rate" means, with respect to any Interest Period, the interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) determined by the Reference Bank to be the rate per annum at which deposits in immediately available United States dollars are offered to the Reference Bank in the London interbank market at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan requested by the Borrowers for such Interest Period.

                    "Base Rate" means, for any period, a fluctuating interest rate per annum equal to the higher of (i) the rate per annum as shall be established by the Agent from time to time, as the Agent's base rate and
                    (ii) the sum of (A) one-half of one percent (0.5%) and
                    (B) the Federal Funds Rate.

                    "Base Rate Loans" means all loans which bear interest at a rate determined by reference to the Base Rate.

                    "Eurodollar Rate" means, with respect to any Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Interest Period by (ii) a percentage equal to one hundred percent (100%) minus the Eurodollar Reserve Percentage.

                    "Eurodollar Rate Loans" means those loans which bear interest at a rate determined by reference to the Eurodollar Rate.

                    "Eurodollar Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York in respect of "Eurocurrency Liabilities" as set forth in Regulation D of the Federal Reserve Board (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined).

                    "Federal Funds Rate" means an interest rate per annum equal to the rate per annum at which the Reference Bank, in its sole discretion, may acquire federal funds in the interbank term federal funds market in New York City through brokers of recognized standing.

                    "Interest Payment Date" means (i) with respect to any Base Rate Loan, the last day of each calendar month commencing on the first such day following the making of such Base Rate Loan, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan.

                    "Interest Rate Margin" means, as of any date, a rate equal to, with respect to any Eurodollar Rate Loan, 2.00% per annum and with respect to any Base Rate Loan, 0% per annum.

                    "Reference Bank" means the Agent.

                    SECTION 9.4.  Special Provisions Governing
                    Eurodollar Rate Loans.  With respect to Eurodollar
                    Rate Loans:

                    (a)  Determination of Interest Period.  The
                    period between the date on which each Eurodollar Rate Loan is made and the date of payment in full of such Loan shall be divided into successive periods, each such period being an "Interest Period" for such Loan. The initial Interest Period for each Loan shall begin on the date of such Loan and end on the last day of such period as selected by the Borrowers, and thereafter, each subsequent Interest Period for such Loan shall begin on the last day of the immediately preceding Interest Period for such Loan and end on the last day of such period as selected by the Borrowers. The duration of each such Interest Period for each Eurodollar Rate Loan shall be one, two or three months, provided, however, that:

                         (i)  the duration of any Interest Period
                         for any Loan that commences before the repayment date for such Loan and otherwise ends after such repayment date shall end on such repayment date;

                         (ii) In the case of immediately
                         successive Interest Periods applicable to a borrowing of Eurodollar Rate Loans, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                         (iii)     If any Interest Period would
                         otherwise expire on a day which is not a business day, such Interest Period shall be extended to expire on the next succeeding business day unless such next succeeding business day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                         (iv) Borrowers may not select an Interest
                         Period as to any Eurodollar Rate Loan if such Interest Period terminates later than the Maturity Date; and

                         (v)  There shall be no more than ten
                         Interest Periods in effect at any one time.

                    (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one business day before the commencement of an Interest Period, a Lender determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate, then being determined is to be fixed, then such Lender shall forthwith give notice thereof to the Borrowers and the Agent, whereupon (until such Lender notifies the Borrowers and the Agent that the circumstances giving rise to such suspension no longer exist, which such Lender shall do promptly after it determines that such circumstances no longer exist) the right of all Borrowers to elect to have loans from such Lender bear interest based upon the Eurodollar Rate shall be suspended and all outstanding Eurodollar Rate Loans from such Lender shall be converted into Base Rate Loans on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrowers to the contrary.

                    (c)  Illegality.

                         (i)  If at any time a Lender determines
                         (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become, as a result of any event occurring after the date hereof (A) unlawful or (B) impermissible by compliance by such Lender with any law, governmental rule, regulation or order of any governmental authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then such Lender may give notice of that determination to the Agent and the Borrowers.

                         (iii)     When notice is given by a Lender
                         under this Section, (A) the Borrowers' right to request from such Lender and such Lender's obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan in lieu of any requested Eurodollar Rate Loans (on which such Base Rate Loan the interest and principal shall be payable contemporaneously with the related Eurodollar Rate Loans of the other Lenders) and (B) if Eurodollar Rate Loans are then outstanding, the Borrowers shall immediately, or if permitted by applicable law, no later than the last date permitted thereby, upon at least one business day's prior notice to such Lender, convert each such Loan into a Base Rate Loan (on which such Base Rate Loan the interest and principal shall be payable contemporaneously with the related Eurodollar Rate Loans of the other Lenders).

                         (iii) If at any time after a Lender gives notice under this Section, such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrowers and the Agent. The Borrowers' right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

                    (d) Compensation. In addition to all amounts required to be paid by the Borrowers pursuant to
                    Section 9.3, the Borrowers shall jointly and severally compensate each Lender, within thirty days of written notice, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by each such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrowers) which such Lender may sustain (i) if for any reason not the fault of such Lender, a loan, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in any notice given by the Borrowers or a successive Interest Period does not commence after notice therefor is given, or (ii) if for any reason any Eurodollar Rate Loan is prepaid on a date which is not the last day of the applicable Interest Period, or (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 9.4, or (iv) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans when required by the terms of this Agreement. Such Lender's written notice shall set forth in reasonable detail the basis for such compensation and shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

                    (e)  Exhibits.  Exhibits A-1, A-2 and A-3 to
                    the Revolving Credit Agreement are deleted in their entirety and Exhibits A-1, A-2 and A-3 attached hereto are substituted therefor, respectively.

                    (f)  Amendments to Article XII.  Article XII
                    shall be amended by adding the following Section 12.3:

                         "Section 12.3 Documentation Agent. (a) BAI shall act as Documentation Agent and in such capacity will advise and consult with the Agent, from time to time on an as needed basis and as may be mutually satisfactory to the Agent and BAI, including with respect to the amendment of the Operative Documents.

                         (b)  The Documentation Agent shall have
                         no duties or responsibilities other than those expressly set forth in clause (a) above.
                         Neither the Documentation Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or under any other Operative Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Documentation Agent shall be mechanical and administrative in nature. The Documentation Agent shall not have by reason of this Agreement or any other Operative Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Operative Document, express or implied, is intended to or shall be so construed as to impose upon the Documentation Agent any obligations or liabilities in respect of this Agreement or any other Operative Document except as expressly set forth above.

                      ARTICLE III

         AMENDMENTS TO INTERCREDITOR AGREEMENT

          SECTION 3.01. Amendments to Intercreditor Agreement. The Intercreditor Agreement shall be, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4.01 hereof, amended as follows:

          (a) Amendments to Section 1. Section 1 shall be amended by deleting in its entirety each of the following subsections (j),
     (k), (l), (m), (n) and (o):

               "(j) Notwithstanding the terms of the Override
               Agreement or any Transaction Document, in the event that the Collateral Agent receives notice pursuant to the first sentence of Article 5 of the Project Intercreditor Agreement, the Collateral Agent shall take actions pursuant to said Article 5 only at the direction of the Majority Lenders; provided, however, that any Secured Party that does not concur in the directions of the Majority Lenders shall not be obligated to provide any funds for the purchase price of the "Existing Creditors Call Option" (as defined in said
               Article 5), unless such funds are otherwise available to be borrowed by the Companies from such Secured Party pursuant to the Revolving Credit Agreement and the Companies so request such borrowing pursuant to the terms thereof.

               (k)  Notwithstanding the terms of the Override
               Agreement or any Transaction Document, the Collateral Agent shall take actions pursuant to Article 6 of the Project Intercreditor Agreement only at the direction of the Majority Lenders; provided, however, that any Secured Party that does not concur in the directions of the Majority Lenders shall not be obligated to provide any funds for the cure of any defaults pursuant to said Article 6, unless such funds are otherwise available to be borrowed by the Companies from such Secured Party pursuant to the Revolving Credit Agreement and the Companies so request such borrowing pursuant to the terms thereof.

               (l)  Notwithstanding the terms of the Override
               Agreement or any Transaction Document, the Collateral Agent shall take actions pursuant to Section 3.3(vi) of the Project Intercreditor Agreement only at the direction of the Majority Lenders.

               (m)  Notwithstanding the terms of the Override
               Agreement or any Transaction Document, the Collateral Agent shall agree to amendments of (i) Article III of the Master Common Facilities Agreement only with the consent or at the direction of all of the Secured Parties, (ii) any provisions in the Master Common Facilities Agreement regarding the use or disposition of any Collateral only with the consent or at the direction of all of the Secured Parties, and (iii) any other provisions in the Master Common Facility Agreement only with the consent or at the direction of the Majority Lenders.

               (n) The Secured Parties hereby consent to the execution and delivery by the Collateral Agent of the following documents on or before the Initial Funding Date:
               (i) amendments to the Basic Mortgage and the Lime Mortgages, in substantially the form of Exhibits B-1, B-2, B-3 and B-4 attached to the Amendment Agreement, dated as of August 1, 1994, among the Dravo Parties, the Lenders and FAB, as agent for the Lenders; (ii) the Mortgage Subordination Agreement, dated as of August 1, 1994, by and between the Collateral Agent and Lime SPV; (iii) the Assignment and Security Agreement; (iv) the SPV Stock Pledge Agreement; (v) the SPV Partner Pledge Agreement; (vi) UCC-1 financing statements with respect to the collateral described in the Assignment and Security Agreement, the SPV Partner Pledge Agreement and the amendments described in clause (i) above; (vii) a Deed of Partial Release (the "Release") with respect to certain improvements located on the Site (as defined in the Note Purchase Agreement) that will be owned by Lime SPV; and
               (viii) UCC-3 financing statement amendments with respect to the property described in the Release and in the Warranty Bill of Sale and Assignment, dated as of August 1, 1994, by Lime to Lime SPV.

               (o) Each Secured Party shall have the right, but not the obligation, to provide funds for the purchase price of the "Existing Creditors Call Option" (as defined in Article 5 of the Project Intercreditor Agreement) in an amount equal to such Secured Party's Percentage (as defined in Section 9.1(a) of the Revolving Credit Agreement) of such purchase price (or such lesser or greater amount as such Secured Party may agree to provide)."

          (b) Amendments to Section 6. Section 6 shall be amended as follows:

               (i)  The definition of "Collateral", "Security
               Documents" and "Sharing Payments" shall be amended to read as follows:

               "Collateral" shall mean all real and personal property in or upon which a Dravo Party or other third Person has granted to the Collateral Agent on behalf of the Secured Parties or to any Secured Party, pursuant to the Security Documents, a lien, security interest or other encumbrance to secured the Secured Obligations and the Dravo Guaranty.

               "Security Documents" means the Security Agreement, the Dravo Pledge Agreement, the Companies Pledge Agreement, the Dravo Security Agreement, the Lime Patent Security Agreement, the Lime Mortgages, the Dravo Guaranty and all documents and instruments executed and delivered in connection therewith and any other document or instrument pursuant to which a Dravo Party or any other Person grants to the Collateral Agent or a Secured Party a security interest in, or lien or encumbrance upon, any real or personal property to secure the payment or performance of the Secured Obligations.

               "Sharing Payment" means a payment with respect to a Secured Obligation, whether by way of a direct payment to a Secured Party from a Dravo Party, including without limitation any payment under the Dravo Guaranty, or other Person or through the exercise by a Secured Party of any right of setoff, bankers' lien or similar right; provided, however, that a distribution to the Secured Parties of Proceeds as contemplated in Section 2 hereof shall not constitute a "Sharing Payment" hereunder.

               (ii) The following new definition shall be inserted in alphabetical order:

               "Dravo Guaranty" means that certain Guaranty Agreement dated as of December 31, 1995, executed in favor of the Collateral Agent on behalf of the Lenders, as it may be amended, modified or supplemented from time to time in accordance with its terms.


                       ARTICLE IV

                  CONDITIONS PRECEDENT

          SECTION 4.01. Conditions of Effectiveness. This Amendment shall become effective when, and only when, (a) the Agent shall have received counterparts of this Amendment executed by each of the Dravo Parties and the Lenders, (b) all accrued but unpaid interest, fees and expenses under the terms of the Revolving Credit Agreement, as amended hereby, and all outstanding fees and expenses of counsel to the Agent and the Lenders, shall have been paid in full to the extent due and payable after giving effect to this Amendment, (c) the Agent additionally shall have received all of the following documents, each (unless otherwise indicated) being dated the date of receipt thereof by the Agent (which date shall be the same for all such documents), in form and substance satisfactory to the Agent and the Lenders:

               (i) Copies of (A) all documents evidencing all requisite corporate action of each Dravo Party (including any and all resolutions of the Board of Directors of each Dravo Party) authorizing the execution, delivery and performance of this Amendment and the matters contemplated hereby and thereby, (B) all documents evidencing all Governmental Approvals, if any, with respect to this Amendment and the matters contemplated hereby and thereby, and (C) the certificate or articles of incorporation (certified as of a recent date by the Secretary of the State of its jurisdiction of incorporation) and by-laws of each Dravo Party.

               (ii) A good standing certificate issued by the Secretary of State of its incorporation and certificates of qualification to do business as a foreign corporation for each Dravo Party issued by the Secretary of State of each State in which such Dravo Party is required by law to be qualified to do business, each dated as of a date not more than five days prior to the date hereof.

               (iii) A certificate of the Secretary or an Assistant Secretary of each Dravo Party certifying the names and true signatures of the officers authorized to sign this Amendment on behalf of such Dravo Party and any other documents to be delivered by such Dravo Party hereunder.

               (iv) Duly executed copies of the Notes, in substantially the forms of Exhibits A-1, A-2 and A-3 attached hereto.

               (v) Duly executed unconditional and irrevocable guaranty of Dravo, in form and substance satisfactory to the Lenders.

               (vi) A favorable opinion of Buchanan Ingersoll,
               Professional Corporation, special counsel for the Dravo Parties, in form and substance satisfactory to the Lenders.

               (vii) Such other documents, instruments, approvals (and, if required by the Agent, certified duplicates of executed copies thereof) or opinions as the Agent or any Lender may reasonably request.

          (d) The representations and warranties contained herein shall be true on and as of the Effective Date; there shall exist on the Effective Date, no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of any Dravo Party or its Subsidiaries since December 31, 1994; and each Dravo Party shall have delivered to the Lenders an Officer's Certificate, dated the Effective Date, to such effect.


                       ARTICLE V

             REPRESENTATIONS AND WARRANTIES

          SECTION 5.01. Representations and Warranties of the Dravo Parties. (a) Each of the Dravo Parties hereby repeats and confirms each of the representations and warranties made by it in Article VII of the Override Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", the "Operative Documents", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Override Agreement and the Operative Documents, in each case as amended hereby.

          (b) Each of the Dravo Parties represents and warrants as follows:

               (i) Such Dravo Party and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

               (ii) The execution, delivery and performance by such Dravo Party of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) such Dravo Party's charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting such Dravo Party; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

               (iii) No Governmental Approval is required for the due execution, delivery and performance by such Dravo Party of this Amendment, except for such Governmental Approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

               (iv)      This Amendment constitutes the legal,
               valid and binding obligations of such Dravo Party enforceable against such Dravo Party in accordance with its terms; subject to the qualifications, however, that the enforcement of the rights and remedies herein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

               (v) Except as set forth in the Form 10-Q dated September 30, 1995, there are no pending or threatened actions, suits or proceedings affecting such Dravo Party or any of its Subsidiaries or the properties of such Dravo Party or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of such Dravo Party and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Override Agreement or any other Operative Document, in each case as amended by this Amendment.


                       ARTICLE VI

                  WAIVER OF COVENANTS

          SECTION 6.01. Waiver. Subject to the effectiveness of this Amendment Agreement, the Lenders, pursuant to the request of the Dravo Parties, hereby waive solely with respect to the quarter ending December 31, 1994 and the period commencing January 1, 1995 and ending on the Effective Date hereof, the negative covenants contained in Sections 4.02(b)(ii), 5.01(a), 5.02(a) and 5.02(b) of the Override Agreement.


                      ARTICLE VII

                     MISCELLANEOUS

          SECTION 7.01. Reference to and Effect on the Operative Documents. (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Revolving Credit Agreement and the Override Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Revolving Credit Agreement and the Override Agreement, respectively, and each reference in the other Operative Documents to "the Revolving Credit Agreement", "the Override Agreement", "thereunder", "thereof" or words of like import referring to the Revolving Credit Agreement and the Override Agreement, shall mean and be a reference to the Revolving Credit Agreement and the Override Agreement, respectively, as amended hereby.

          (b) Except as specifically amended above, the Revolving Credit Agreement, the Override Agreement and the Notes, and all other Operative Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all obligations of the Dravo Parties under the Revolving Credit Agreement, the Notes and the other Operative Documents, in each case as amended hereby.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Operative Documents, nor constitute a waiver of any provision of any of the Operative Documents.

          SECTION 7.02. Costs and Expenses. The Dravo Parties jointly and severally agree to pay on demand all costs and expenses incurred by the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment and the other documents to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and the Lenders with respect thereto and with respect to advising the Agent and the Lenders as to their rights and responsibilities under this Amendment. The Dravo Parties jointly and severally further agree to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, the Transaction Documents and the other documents to be delivered hereunder and thereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 7.02.

          SECTION 7.03. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          SECTION 7.04.  Governing Law.  This Amendment shall be
     governed by, and construed in accordance with, the laws of the State of New York.

               [Signatures Commence on Next Page.]
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              FIRST ALABAMA BANK, individually
                                  and as Agent



                              By /s/ PETER P.  GAILLARD
                                 Name: Peter P.Gaillard
                                 Title: Senior Vice President

                              PNC BANK, NATIONAL ASSOCIATION



                              By /s/ MICHAEL J. BEYER
                                 Name: Michael J.Beyer
                                 Title: Vice President

                              BANK OF AMERICA ILLINOIS,
                             individually and as Documentation Agent



                              By /s/ MICHAEL J. MCKENNEY
                                 Name: Michael J. McKenney
                                 Title: Vice President

                              THE PRUDENTIAL INSURANCE
                                COMPANY OF AMERICA


                              By s/s KEVIN J. KRASKA
                                  Name: Kevin J. Kraska
                                  Title: Vice President

                              DRAVO CORPORATION



                              By /s/ ERNEST F. LADD III
                                 Name: Ernest F. Ladd III
                                 Title: Executive Vice President


                              DRAVO LIME COMPANY



                              By /s/ ERNEST F. LADD III
                                 Name: Ernest F. Ladd III
                                 Title: Executive Vice President



                              DRAVO BASIC MATERIALS
                                COMPANY, INC.



                              By /s/ ERNEST F. LADD III
                                 Name: Ernest F. Ladd III
                                 Title: Executive Vice President